Exhibit 99.1

Cleansing Materials

1.	The Company provided to the Ad Hoc Group certain projected Income Statement and capital expenditure information for the years ending December 31, 2019 and 2020. Note that these financial projections are based on current expectations, estimates and assumptions. These financial projections are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from these financial projections. Projected Net Sales, Adjusted EBITDA and Capital Exenditures are presented in the table below for the applicable period ($ in millions).

	Year Ending December 31,
	2019	2020
Projected Net Sales	597.0	642.0
Projected Adjusted EBITDA	22.2	45.9
Projected Capital Expenditures	11.9	12.8

Adjusted EBITDA excludes (and may exclude in future years, if applicable,) stock-based compensation, restructuring and acquisition related costs, unusual bad debt expenses and recoveries, and certain minimum guarantee shortfall and inventory write-down charges.

2.	For the 2019 second and third quarters, the Company provided to the Ad Hoc Group the percentage of the Company’s forecasted gross sales amounts for which sales orders had been received and were expected to ship as of April 24, 2019. These percentages were approximately 70% and 38% for the 2019 second and third quarter, respectively. The percentages of gross sales booked to total gross sales forecasted for the 2019 second and third quarters are relatively consistent with the percentages of gross sales booked as of, or around, April 24, 2018 compared to actual total gross sales recorded in the applicable period in 2018.